                                                                   EXHIBIT 10.21

                     AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

         This AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (the "Amendment No. 2") amends that certain EMPLOYMENT AGREEMENT by and between CLINTRIALS RESEARCH INC., a Delaware corporation ("Company"), and S. COLIN NEILL ("Executive") dated as of October 22, 1998 and first amended as of January 13, 2000 (the "Employment Agreement"), and is entered into between Company and Executive this 15th day of August, 2000.

         WHEREAS, the parties wish to amend the Employment Agreement as set forth below;

         IT IS, ACCORDINGLY, AGREED AS FOLLOWS:

         1. Section 5 of the Employment Agreement is amended to read as follows:

         Section 5.        Termination.

         (a) For purposes of this Agreement "Cause" shall mean (A) the Executive is arrested for, convicted of, or has plead guilty or nolo contendere to, a felony; (B) the willful and continued failure by the Executive to perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for performance is delivered to the Executive by the Company which specifically identifies the manner in which the Company believes the Executive has not performed his duties;
(C) the Executive engages in conduct that constitutes neglect or willful misconduct in carrying out his duties under this Agreement; (D) material breach of this Agreement by the Executive; or (E) the Executive's breach of fiduciary duty to the Company. The Executive shall have 30 days to address the Company Board and to effect a cure if possible for any alleged breach of duty.

         In the event of termination of the Executive's employment by the Company for Cause, the Executive shall only be entitled to:

                  (i) any accrued but unpaid Base Salary through his date of termination;

                  (ii)     any earned but unpaid bonus from a prior fiscal year;

                  (iii) reimbursement of reasonable business expenses incurred prior to the date of termination; and

                  (iv) other or additional benefits, if any, in accordance with the applicable employee benefit programs of the Company referred to in
Section 3(a).

         (b) Death, Retirement or Disability. In the event of the death, Retirement or Disability (as such terms are defined below) of the Executive, the Executive's employment shall be terminated as of the date of such death, Retirement or Disability, and the Executive, or the Executive's estate or legal representative, as appropriate, shall be entitled to the amounts referred to in paragraph (a) of this Section.

                  For purposes of this Agreement:

                  (i) "Disability" shall mean "total and permanent disability", as defined in the Company's long term disability plan for senior executives (or such other Company-provided long-term disability benefit plan sponsored by the Company in which Executive participates at the time the determination of Disability is made) (the "Disability Plan"); provided, however, that no termination of the employment of Executive for Disability shall become effective (x) prior to the expiration of six (6) months after the date the Executive first incurs the condition giving rise to the Disability or (y) while the Executive is substantially performing the regular duties associated with his employment hereunder.

                  (ii) "Retirement" shall mean a voluntary decision by the Executive to retire at any time after attaining age 60.

         (c) Termination Without "Cause" or for "Good Reason" (as such term is defined below). If the Company should terminate the Executive's employment for any reason (including a termination as a result of a Change of Control) other than for Cause, or in the event the Executive terminates employment for Good Reason or Company gives notice of its intent not to renew this Agreement under Section 1(b), then:

                  (i) All unvested stock options shall become fully vested and shall remain exercisable for the remainder of the stated term of such stock options, regardless of whether the Executive continues to be employed by the Employer.

                  (ii) The Executive shall be entitled to: (A) the amounts referred to in paragraph (a) of this Section; (B) continued participation in the medical, dental, hospitalization and group life insurance coverage in which he was participating on the date of the termination of his employment until the earlier of the end of the twelve (12) month period following his termination of employment and the date, or dates, he receives substantially similar coverage and benefits under the plans and programs of a subsequent employer; and (C) reimbursement for outplacement counseling in accordance with the Company's established policies.

                  (iii) In the event of the termination of employment of the Executive by the Company without Cause (other than as a result of a Change of Control) or by the Executive for Good Reason (other than resignation following a Change of Control), then the Company shall pay the Executive, in a lump sum within ten (10) days following such termination of employment, an amount equal to 300% of the sum of his Base Salary plus an amount equal to the greater of the Annual Bonus Executive received for performance during the Company's immediately preceding fiscal year or the current Annual Bonus target in effect at the time of such termination or resignation.

                  (iv) In the event of the termination of employment of the Executive by the Company following a Change of Control as set forth in paragraph
(f) of this Section or resignation by the Executive within the ninety (90) day period following a Change of Control pursuant to paragraph (e) of this Section, then:

                           (A)      The Company shall pay to the Executive in a
lump sum upon such termination or resignation an amount equal to 150% of the sum of his Base Salary plus an amount equal to the greater of the Annual Bonus Executive received for performance during the Company's immediately preceding fiscal year or the current Annual Bonus target in effect at the time of such termination or resignation.

                           (B)      The Company shall pay to Executive upon such
termination or resignation, as a retention bonus for services actually rendered on and after the date of the Change in Control, a lump sum payment equal to 50% of the sum of his Base Salary and the greater of the most recent Annual Bonus paid or earned by Executive or the current Annual Bonus target in effect at the time of such termination or resignation.

                           (C)      The Company shall pay to Executive upon such
termination or resignation, in exchange for Executive agreeing not to solicit any of the then current customers or employees of the Company for a period of twelve (12) months following his termination or resignation of employment, a lump sum payment equal to 100% of the sum of his Base Salary and the greater of the most recent Annual Bonus paid or earned by Executive or the current Annual Bonus target in effect at the time of such termination or resignation.

         Executive must reasonably give thirty (30) days prior written notice of his intent to terminate employment for Good Reason which notice sets forth in detail the event or circumstances believed to constitute Good Reason. Upon receipt of such notice, the Company shall have twenty (20) days to cure its conduct, to the extent such cure is possible.

         For purposes of this Agreement, "Good Reason" shall mean any of the following: (AA) reduction in the amount of the Executive's then current Base Salary (other than as part of a reduction affecting all of the 5 most senior management employees of the Company and its subsidiaries); (BB) any material diminution in the employee's duties or responsibilities; or (CC) any material breach by the Company of any provision of this Agreement.

         (d) Termination Without Good Reason. In the event of a termination of employment by the Executive without Good Reason (other than a termination due to death, Retirement or Disability), the Executive shall have the same entitlements as provided in paragraph (a) of this Section for termination for Cause.

         (e) If the Executive resigns from employment for any reason, other than Retirement or Disability, during the 90-day period following a Change of Control, such resignation shall be deemed to be a termination by the Executive for Good Reason for purposes of Section 5(c).

         (f)      Termination shall be deemed to be a result of a Change of
Control: (i) if such termination occurs within twelve (12) months following the Change of Control; or (ii) if any change in the Executive's title, reporting relationship, responsibilities or authority as in effect immediately prior to any Change of Control is made within twelve (12) months of such Change of Control and which adversely affects to a material degree his role in the management of the Company; or (iii) if any reduction in the Executive's salary paid to him by the Company as in effect immediately prior to any Change of Control or, if such salary has been subsequently increased at any time or from time to time; any reduction in such increased salary; or (iv) if any termination of the Executive's employee benefit programs, including, but not limited to, any stock option plan, investment plan, savings plan, incentive compensation plan or life insurance, medical plans or disability plans provided by the Company to the Executive and in which the Executive is participating or under which the Executive is covered, all as in effect immediately prior to any Change of Control; or (v) if there is any requirement by the Company that the Executive's position and principal office be based and located more than twenty (20) miles outside the boundaries of the principal office of the Executive immediately prior to the Change of Control; or (vi) if any failure or refusal of the Company to renew this Agreement under Section 1(b) after any Change of Control shall have occurred.

         (g) In the event of the termination of employment of the Executive by the Company without Cause or by the Executive for Good Reason or resignation following a Change of Control, if the Executive is required, pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), to pay (through withholding or otherwise) an excise tax on "excess parachute payments" (as defined in Section 280G of the Code), the Company shall pay the Executive the amount necessary to place the Executive in the same after-tax financial position that he would have been in if he had not incurred any excise tax liability under Section 4999 of the Code.

         2. In all other respects the Employment Agreement is hereby ratified and affirmed.


CLINTRIALS RESEARCH INC.                    EXECUTIVE


By:
   --------------------------------         -------------------------------
                                            S. COLIN NEILL
Title:
      -----------------------------